PURCHASE AND OPTION AGREEMENT

by and among

WABCO Vehicle Control Systems LLC,

Meritor Heavy Vehicle Systems, LLC,

Meritor WABCO Vehicle Control Systems,

WABCO Automotive Control Systems Inc.,

WABCO Holdings Inc.,

and

Meritor, Inc.

Dated September 15, 2017

PURCHASE AND OPTION AGREEMENT

This Purchase and Option Agreement (this “Agreement”) is entered into on September 15, 2017 by and among Meritor Heavy Vehicle Systems, LLC, a Delaware limited liability company (“Seller”), WABCO Vehicle Control Systems LLC, a Delaware limited liability company (“Buyer”), and Meritor WABCO Vehicle Control Systems, a Delaware general partnership (the “Partnership”). Seller, Buyer, and the Partnership are referred to collectively herein as the “Parties” and individually as a “Party.” WABCO Holdings Inc., the ultimate parent company of Buyer (“Buyer Parent”), is a party to this Agreement solely for the purposes of Sections 4.10 and 11.16, below. Meritor, Inc., the ultimate parent company of Seller (“Seller Parent”), is a party to this Agreement solely for the purposes of Sections 4.10 and 11.16, below. WABCO Automotive Control Systems Inc., a Delaware corporation (“WACS”), is a party to this Agreement solely for the purposes of the acquisition of the Mexican Subsidiary Shares (as hereinafter defined) and for purposes of Section 4.10, below.

PRELIMINARY STATEMENTS

WHEREAS, Seller and WACS are parties to that certain Partnership Agreement, dated January 9, 1990, as amended (the “Partnership Agreement”), pursuant to which the parties each own a 50% general partnership interest in the Partnership;

WHEREAS, immediately prior to the Closing Date, the Partnership shall pay the Pre-Closing Distribution (as hereinafter defined) to Seller which will result in Seller’s general partnership interest in the Partnership being reduced to a 49.2126% general partnership interest;

WHEREAS, Seller desires to sell 100% of its remaining general partnership interest in the Partnership (the “Partnership Interest”) to Buyer (the “Partnership Buyout”), pursuant to the terms and conditions herein, and all of Seller Parent’s equity interests in Meritor WABCO Control Systems Mexico, S. de R.L. de C.V. and Seller’s equity interests in Meritor WABCO Vehicle Control Systems, S. de R.L. de C.V. (the “Mexican Subsidiary Shares” and together with the Partnership Interest, the “Partnership Securities”) to WACS; and

WHEREAS, the Partnership is, as of the Closing Date, entering into a transition services agreement with Seller (the “Transition Services Agreement”) and an exclusive distribution agreement with Seller for the distribution of Restricted Products in the Aftermarket (the “Distribution Agreement”).

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE PARTNERSHIP SECURITIES

1.1              Basic Transaction.  In accordance with the terms and upon the conditions of this Agreement, at the Closing Seller shall sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to all of the Partnership Securities, free and clear of all Liens.

1.2              Pre-Closing Distribution. Immediately prior to the Closing Date, the Partnership shall pay the Pre-Closing Distribution to Seller by wire transfer of immediately available funds to an account designated by Seller in writing.

1.3              Purchase Price.  The purchase price for Seller’s Partnership Securities is $250,000,000 (the “Purchase Price”).

1.4              Purchase Price Payment.  Buyer shall pay the Purchase Price to Seller on the Closing Date (or if the Closing Date is not a Business Day, then on the immediately succeeding Business Day after the Closing Date) by wire transfer of immediately available funds to an account designated by Seller in writing.

1.5              Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures, commencing at 10:00 a.m. New York City time on the first calendar day of the month on or following the first date upon which all conditions to Closing set forth in Article 5 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or waived, or as otherwise mutually agreed to by the Parties (the “Closing Date”).  All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. New York City time on such date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTIONS

2.1              Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date hereof and, if Closing occurs, as of the Closing Date.

(a)                Authorization of Transactions. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform Seller’s obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the performance by Seller of the transactions contemplated hereby and thereby have been duly approved by all requisite company action of Seller. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Seller is a party constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the Partnership Buyout contemplated by this Agreement or the Ancillary Agreements to which Seller is a party or to grant the Buyer Options.

(b)               Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Seller is a party, nor the consummation of the Partnership Buyout or the grant of the Buyer Options contemplated hereby, will (i) violate or conflict with any Law or Order to which Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject, (iii) result in the imposition or creation of a Lien upon or with respect to the Partnership Securities or (iv) violate any provision of the Organizational Documents of Seller.

(c)                Brokers’ Fees. Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(d)               Partnership Securities. Seller holds of record and owns beneficially the Partnership Securities, which as of the Closing shall be free and clear of any Liens. Seller is not a party to, and the Partnership Securities is not subject to, any option, warrant, purchase right or other Contract that could require Seller to sell, transfer, or otherwise dispose of any portion of its Partnership Securities (other than this Agreement). Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Partnership Securities.

(e)                Litigation. Seller is not engaged in or a party to or, to Seller’s Knowledge, threatened with, any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Partnership or any of its Subsidiaries or the transactions contemplated by this Agreement that is not known to the Partnership or to Buyer or its Affiliates, and, to Seller’s Knowledge, Seller has not received written or oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Partnership or any of its Subsidiaries or the transactions contemplated by this Agreement that is not known to the Partnership or to Buyer or its Affiliates. Notwithstanding the foregoing, Seller shall have no liability under this provision related to any actual or potential product liability or warranty claims, whether known or unknown, arising, directly or indirectly, from the sale or distribution of the Partnership’s products.

(f)                Liabilities. Neither Seller nor any of its Affiliates have committed or obligated the Partnership to any obligation or liability that is not known to the Partnership or to Buyer or its Affiliates.

(g)               Intellectual Property Rights.

(i)                 Seller has set forth on Schedule 2.1(g) all of the intellectual property rights owned solely or jointly, by Seller or its Affiliates, which to Seller’s or any Affiliate’s Knowledge have been used in the operation of the business of the Partnership, other than in the distribution of Seller-manufactured products.

(ii)               Except as set forth in Schedule 2.1(g), none of Seller or any of its Affiliates obtained in either Seller or any of its Affiliates’ own name or names (solely or jointly with the Partnership) any intellectual property rights pertaining to the Restricted Products as of the date hereof or operation of the business of the Partnership, existing or currently under development.

(iii)             To the Knowledge of Seller, the Partnership has disclosed to Seller and Buyer all intellectual property rights of Seller that are used in the operation of the business of the Partnership as conducted on the date hereof.

2.2              Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete as of the date hereof and, if Closing occurs, as of the Closing Date.

(a)                Organization of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)               Authorization of Transaction. Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of the transactions contemplated hereby and thereby have been duly approved by all requisite limited liability company action of Buyer. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer is a party constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as required to comply with applicable federal and state securities Laws, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the Partnership Buyout contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party or to grant the Seller Options.

(c)                Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the Partnership Buyout or the grant of the Seller Options contemplated hereby, will (i) violate or conflict with any Law or Order to which Buyer is subject, (ii) violate any provision of the Organizational Documents of Buyer or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)               Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(e)                Investment. Buyer is not acquiring the Partnership Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

2.3              Representations and Warranties of Partnership. Partnership represents and warrants to Buyer and Seller that the statements contained in this Section 2.3 are correct and complete as of the date hereof and, if Closing occurs, as of the Closing Date.

(a)                Intellectual Property Rights. Partnership has set forth on Schedule 2.3(a) all of the intellectual property rights owned (i) solely by Seller or its Affiliates or (ii) jointly with Seller or its Affiliates, which to Partnership’s Knowledge have been used in the operation of the business of the Partnership, other than in the distribution of Seller-manufactured products, as conducted on the date hereof.

ARTICLE 3

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

3.1              General. Each of the Parties will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 5 below). Except as specifically required by this Agreement, the Parties shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

3.2              Operation of Business. Buyer and Seller shall, and shall cause their Subsidiaries to: (a) cause the Partnership to conduct its business only in the ordinary course of business consistent with past practices during the twelve (12)-month period prior to the date hereof (the “Ordinary Course of Business”), and (b) use commercially reasonable efforts to maintain the business, properties, physical facilities and operations of the Partnership and its Subsidiaries, preserve intact the current business organization of the Partnership and its Subsidiaries, keep available the services of the current officers, employees (seconded or otherwise) and agents of the Partnership and its Subsidiaries, and maintain the relations and goodwill with its suppliers, customers, lessors, licensors, lenders and key employees.

3.3              No Shop. Seller agrees that it will not, and will cause its directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving the sale of the Partnership Securities (an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal. Seller shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing, and Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact related to an Acquisition Proposal and provide Buyer with the details thereof (including the Person making such offer, inquiry or contact and a copy of all written communication in connection therewith) and their response thereto.

ARTICLE 4

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

4.1              General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below). Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Partnership and its Subsidiaries; provided, however, that Seller will be allowed to have reasonable continuing access to, or to retain copies of, any such documents, books, records (including Tax records), agreements and financial data relating to the Partnership and its Subsidiaries for periods prior to the Closing Date.

4.2              Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Partnership from maintaining the same business relationships with the Partnership after the Closing as it maintained with the Partnership prior to the Closing.

4.3              Confidentiality.

(a)                Seller agrees not to disclose or use any Partnership Confidential Information. If Seller is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Partnership Confidential Information, then Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Partnership Confidential Information to any tribunal or else stand liable for contempt, then Seller may disclose the Partnership Confidential Information to the tribunal; provided, however, that Seller shall use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Partnership Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Partnership Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Partnership Confidential Information is so available due to the actions of Seller.

(b)               The terms and conditions of the Mutual Non-Disclosure Agreement entered into between Seller’s Affiliate and Buyer’s Affiliate on August 29, 2016, as amended to date, shall control the terms of confidentiality for all Seller Confidential Information and Buyer Confidential Information. This Agreement specifically does not supersede any prior obligations of confidentiality that exist under the Mutual Non-Disclosure Agreement, as so amended to date.

4.4              Restrictive Covenant. During the Restricted Period, except as otherwise provided in the Distribution Agreement with respect to the distribution of the Restricted Products in the Aftermarket, Seller and its Affiliates will not directly or indirectly, sell and service Restricted Products in the Territory. Further, during the period from Closing Date through the two-year anniversary of the Closing Date, except as otherwise provided in the Distribution Agreement with respect to the distribution of the Restricted Products in the Aftermarket or the Transition Services Agreement with respect to the marketing and promotion of, and servicing of and customer training on, the Restricted Products, Seller and its Affiliates will not directly or indirectly, market or promote Restricted Products in the Territory. None of the foregoing provisions in this Section 4.4 shall restrict Seller from selling, servicing, marketing or promoting, air compressors, servo valves, air dryers, switches, or air suspension controls, that otherwise would fall within the restrictions set forth in this Section 4.4 to the extent that Seller and its Affiliates market, promote or sell such product as part of a “broader system solution”, unless such “broader system solution” is or is included in an Anti-Lock Braking System (ABS), a Drive Slip Control System (ASR), an Exhaust Brake, an Electronic Brake System (EBS), a Hydraulic or Air Over Hydraulic ABS or Anti Slip Regulation (ASR), a Retarder Control System, a Collision Mitigation System (CMS) or Traction Control. Each of the capitalized terms used in this section without definition shall have the definition set forth on Exhibit A within the Restricted Products list.

4.5              Covenant Not to Solicit; Non-Hire Period for Prospective Employees.

(a)                During the Non-Solicit Period, Seller and its Affiliates, on the one hand, and Buyer and Partnership and their respective Affiliates, on the other hand, each will not, directly or indirectly, in any manner (whether on its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), except with prior written consent from the other Party, hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently or formerly (within six months prior to the Closing Date) employed by, or providing consulting or other services to, with respect to Seller, the Buyer, the Partnership or any of their Affiliates, or, with respect to Buyer and the Partnership, Seller or any of its Affiliates, or induce or attempt to induce any Person to leave such employment, consulting or other services arrangement; provided, that nothing in this Section 4.5(a) shall prohibit Seller or Buyer (as the case may be) and their respective Affiliates from soliciting or hiring any Person pursuant to general solicitations of employment (not brought to the attention of such Person, directly or indirectly, by such Party or its Affiliates or their agents) or from soliciting or hiring any Person whose employment the other Party or its Affiliates has terminated involuntarily prior to the date of such solicitation or hire, other than as a result of actions by the Party making the solicitation or hire.

(b)               In addition to the restrictions set forth in Section 4.5(a) above and notwithstanding anything to the contrary in Section 4.5(a), (i) neither Seller nor its Affiliates may hire or engage or enter into any business relationship with Prospective Employees or any employees employed by Buyer or any of its Affiliates primarily providing services to the Partnership for the twelve (12) months beginning on the Closing Date, and (ii) neither Buyer nor its Affiliates may hire or engage or enter into any business relationship with any employee or consultant of Seller or its Affiliates providing services under the Transition Services Agreement or the Distribution Agreement for the twelve (12) month period following the date any such employee or consultant completes service to the Partnership pursuant to such agreement.

(c)                For purposes of this Section 4.5:

(i)                 “Providing consulting or other services” shall include services provided to the Partnership that are reimbursed to either the Seller or the Buyer, including but not limited to secondments.

(ii)               Offers of employment contemplated by Section 4.9 of this Agreement are exempt from application of this Section 4.5.

(iii)             A “general solicitation” means solely advertisements published in newspapers and magazines, public websites, electronic job boards and communications broadcasted over television and radio, and shall not include e-mails.

4.6              Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 4.4 or 4.5 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Sections 4.3, 4.4, or 4.5, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action between the Parties or any of their respective Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement of the provisions of Sections 4.3, 4.4, or 4.5, which Sections will be enforceable notwithstanding the existence of any breach by a Party.

4.7              Ownership of Intellectual Property.

(a)                Any Intellectual Property conceived, developed, or created solely by an employee of Seller or any of its Affiliates seconded to the Partnership, whether or not yet in use by the Partnership, shall be solely owned by the Partnership. Seller and its Affiliates hereby agree (i) to assign ownership of all such Intellectual Property, to the extent possible, (ii) to use reasonable efforts to facilitate assignment by the employee, and (iii) not to challenge the ownership or inventorship of such Intellectual Property. Seller, its Affiliates, and any employees of Seller or any of its Affiliates who are deemed inventors shall cooperate fully with the Partnership in connection with the Partnership’s efforts to secure any new patent rights relating to such Intellectual Property, including but not limited to the execution of any necessary and proper oaths, declarations, assignments or affidavits relating to any patent applications required: (i) for the filing or prosecution of any original applications, divisionals, continuations or continuation-in-part applications; or (ii) in connection with the reissue or extension of any patent that may be granted on an invention Seller, its Affiliates, and any employees of Seller or any of its Affiliates who are deemed inventors shall also take any other related actions that the Partnership may deem necessary or expedient, and that will vest all rights in those patents to the Partnership. Neither Seller nor its Affiliates will challenge the ownership or inventorship of any of the Intellectual Property transferred pursuant to this Section 4.7(a).

(b)               Seller and its Affiliates grant the Partnership and its Affiliates a nonexclusive right to use (with right of assignment in connection with the sale of all or substantially all of the Partnership’s business), Intellectual Property conceived, developed, or created by an employee of Seller or any of its Affiliates not seconded to the Partnership that is required by the Partnership to continue operating its business, in the same manner as currently conducted, specifically excluding any designs, drawings, product specifications, engineering and technical data, product application information and know-how related to products of Seller or its Affiliates and any related software and any software created by an employee of Seller or any of its Affiliates not seconded to the Partnership used in connection with the OnTrac Services (as defined in the Transition Services Agreement). Seller and its Affiliates agree to provide access to the Partnership in a timely manner to such Intellectual Property not already in the possession or control of the Partnership following the Closing. Seller and its Affiliates agree that it will not license to third parties or assign such Intellectual Property in this Section 4.7(b) that would enable the licensee or assignee, respectively, to compete against the Partnership utilizing such Intellectual Property if Seller and its Affiliates would be prohibited from using such Intellectual Property by the covenants in Section 4.4 of this Agreement. For the avoidance of doubt, (i) the grant of right to use any information related to the Aftermarket Distribution Process is addressed in the Distribution Agreement and is not granted by this Section 4.7(b) and (ii) this grant of right does not include any designs, drawings, product specifications, engineering and technical data, product application information and know-how related to any products that are not Restricted Products.

(c)                Intellectual Property jointly conceived, developed, or created by an employee of Seller or any of its Affiliates not seconded to the Partnership and an employee of Seller or any of its Affiliates seconded to the Partnership, whether or not yet in use by the Partnership, shall be jointly owned by the Partnership and Seller or any of its Affiliates without any rights of accounting or any limitation on use except that Seller and its Affiliates agree that it will not license to third parties or assign such Intellectual Property in this Section 4.7(c) that would enable the licensee or assignee, respectively, to compete against the Partnership utilizing such Intellectual Property if Seller and its Affiliates would be prohibited from using such Intellectual Property by the covenants in Section 4.4 of this Agreement. Seller and its Affiliates hereby assign a joint ownership interest in all such Intellectual Property in this Section 4.7(c) to Partnership, and agree not to challenge the ownership or inventorship of such Intellectual Property. Seller, its Affiliates and any employees of Seller or any of its Affiliates who are deemed inventors shall cooperate fully with the Partnership in connection with the Partnership’s efforts to record joint ownership of any registerable Intellectual Property covered by this Section 4.7(c), including but not limited to the execution of any necessary and proper oaths, declarations, assignments or affidavits relating to any patent applications required: (i) for the filing or prosecution of any original applications, divisionals, continuations or continuation-in-part applications; or (ii) in connection with the reissue or extension of any patent that may be granted on any Intellectual Property covered by this Section 4.7(c) and any other related actions that the Partnership may deem necessary or expedient, and that will vest in the Partnership joint ownership in all rights in those patents. Neither Seller nor its Affiliates will challenge the joint ownership or inventorship of any of the Intellectual Property covered by this Section 4.7(c).

(d)               Seller covenants not to sue Buyer, the Partnership or their Affiliates, and agrees to cause its Affiliates and their employees not to sue Buyer, the Partnership or their Affiliates for any reason in connection with the sale or distribution in the United States, Canada or Mexico subsequent to the date hereof of the Restricted Products as such products are designed and sold on the date hereof or are currently under development by the Partnership (including developments by seconded employees) as of the date hereof.

4.8              Transition License.

(a)                Effective on the Closing Date, Seller hereby grants to the Partnership a non-exclusive, non-transferable, worldwide, fully-paid and royalty-free license to use the trademarks and trade names of Seller and its Affiliates currently used by the Partnership (the “Marks”) for a period of twelve (12) months following the Closing Date, in connection with the Partnership’s continuing use of the Marks on inventory, the Partnership’s website and stocks of physical documents in existence as of the Closing Date and in connection with the promotion of the Partnership’s products. The Partnership accepts such license subject to the terms and conditions set forth herein and agrees to use its commercially reasonable best efforts to cease using the Marks as soon as practicable following the Closing Date.

(b)               Buyer and the Partnership acknowledge that Seller owns all right, title, and interest in the Marks. Buyer and the Partnership agree that they will do nothing inconsistent with such ownership, and agree that all use of the Marks by the Partnership shall inure to the benefit of and be on behalf of Seller. Buyer and the Partnership agree that nothing in the license granted pursuant to this Section 4.8 shall give Buyer or Partnership any right, title, or interest in the Marks other than the right to use the Marks in accordance with this Agreement. Buyer and the Partnership agree that they will not challenge or attack Seller’s title to the Marks. Buyer and the Partnership agree that they shall at no time adopt, use, register, purchase, or otherwise acquire any word, trademark or commercial name which is the same or similar to any of the Marks, without Seller’s prior written consent.

(c)                Buyer and the Partnership agree that the nature and quality of all services rendered or products marketed or sold by the Partnership utilizing the Marks shall conform to reasonable standards which may be set from time to time by Seller. Buyer and the Partnership agree to cooperate with Seller in facilitating Seller’s control of such reasonable nature and quality, to permit reasonable inspection of the Partnership’s operations, and to supply Seller with specimens of all uses of the Marks upon reasonable request.

(d)               Buyer and the Partnership agree to notify Seller of any unauthorized use of the Marks by others promptly after such use comes to Buyer or the Partnership’s attention. Seller shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Marks. Buyer and the Partnership agree to cooperate with Seller in any such proceedings.

4.9              Employees.

(a)                Employment Status.

(i)                 As soon as reasonably practicable after the date of this Agreement, Buyer or an Affiliate of Buyer shall make an offer of employment to all of Seller’s current employees who are dedicated to perform work for (often referred to as “seconded to”) the Partnership, which employees are set forth on the list attached hereto as Schedule 4.9(a) (the “Employee List”). Seller shall terminate, or shall cause the applicable Affiliate of Seller to terminate, the employment of the Prospective Employees immediately prior to the Closing Date, and Seller shall use commercially reasonable efforts to assist Buyer and its Affiliates in employing the Prospective Employees prior to the Closing Date. The offer of employment shall be conditioned on (A) such Prospective Employee’s meeting Buyer’s standard U.S. hiring requirements, including: (1) successfully passing a background check and drug screening, (2) providing proof of eligibility for employment in the United States, (3) signing the commitment to Buyer’s Guide to Ethical Conduct and (4) with respect to any Prospective Employee that will be driving a vehicle in connection with his or her job with Buyer, successfully passing a background check with the applicable department of motor vehicles (the “Hiring Requirements”) and (B) the Prospective Employee timely reporting to work with Buyer. Buyer shall offer each Prospective Employee (x) base salary or hourly wages that are not less than such Prospective Employee’s current base salary or hourly wage, and (y) target cash bonus opportunities, 401(k), medical and life insurance benefits, which are, in the aggregate, substantially comparable, to the target cash bonus opportunities, 401(k), medical and life insurance benefits provided to such Prospective Employee immediately prior to the Closing Date. With respect to any employee benefit plan maintained by Buyer or its Affiliates in which any Transferred Employees will participate effective as of the Closing Date, Buyer shall, or shall cause any of their applicable Affiliates, to recognize all service of the Transferred Employees with Seller as if such service were with Buyer, solely for vesting and eligibility purposes including seniority as it relates to severance (but not benefit accrual purposes) in any such employee benefit plan in which such Transferred Employees may be eligible to participate after the Closing Date. For the avoidance of doubt, the service credit under this Section 4.9(a) shall apply when determining the rate of vacation accrual under the WABCO North America vacation policy for services rendered on and after the Closing Date with Buyer and its Affiliates.

(ii)               The Prospective Employees who prior to the Closing Date (x) accept such offer of employment as set forth in Section 4.9(a)(i) and (y) satisfy the applicable Hiring Requirements (except to the extent the Hiring Requirements are waived by Buyer), shall be referred to herein as the “Transferred Employees.” Buyer’s employment of each Transferred Employee shall be effective immediately on the Closing Date (as applicable to each Transferred Employee, the “Hire Date”). Notwithstanding anything to the contrary in this Section 4.9(a), Transferred Employees shall be considered to be employed “at will”, and nothing shall be construed to limit the ability of Buyer or any of its Affiliates to terminate any Transferred Employee at any time for any reason, or to change any such Transferred Employee’s terms and conditions of employment, including the levels of compensation and pension, welfare and/or fringe benefits plans, programs or arrangements in effect after the Hire Date.

(iii)             Seller will retain responsibility and remain responsible for all wages and benefits payable to the Prospective Employees who, as of the close of business on the day immediately preceding the Closing Date, were determined to be totally and permanently disabled in accordance with the applicable provisions of Seller’s long-term disability program, unless and until such Prospective Employees are required to return to work pursuant to the terms of Seller’s long-term disability program, at which time Buyer will extend to such Prospective Employee an offer of employment pursuant to Section 4.9(a)(i), above. With respect to Prospective Employees who do not become Transferred Employees pursuant to Section 4.9(a)(ii) above, Seller shall be responsible for providing group health coverage required by COBRA under the terms of the applicable group health plan maintained by Seller to each such Prospective Employee (and such Prospective Employee’s qualified beneficiaries) and, in connection therewith, Seller shall maintain a group health plan comparable in the aggregate to those group health plans in effect as of the Closing Date until the date on which no such Prospective Employee is eligible for coverage required by COBRA. For the avoidance of doubt, Buyer and its Affiliates shall have the sole obligation to provide COBRA coverage to Transferred Employees for qualifying events that occur on or after the Closing Date. Seller and its Affiliates shall have the sole obligation to provide COBRA coverage to Prospective Employees for qualifying events that occur prior to the Closing Date.

(iv)             Additionally, Buyer agrees to reimburse Seller for any medical and prescription claims from Transferred Employees that are incurred during the Transition Period (as such term is defined in the Transition Services Agreement) that are in excess of the costs charged through the reimbursement fixed rate in Schedule 4.9(b). Seller shall provide the calculation of excess costs, if any, to Buyer six (6) months following the Closing Date, and Buyer shall remit payment for such excess to Seller within 30 days.

(b)               Liability with Respect to Certain Benefit Obligations. Other than in respect of such liabilities under the payroll and benefits items and arrangements set forth on Schedule 4.9(b), and subject to the reimbursement of any such liabilities by the Partnership in accordance with past practice between Buyer and Seller, Seller shall retain all liabilities under its employee benefits plans and other employee benefit arrangements, with respect to any amounts payable or benefits to be provided to any of the Prospective Employees or beneficiaries thereof for payments, services, benefits, materials or supplies incurred, provided or received thereunder by any of the Prospective Employees or beneficiaries thereof at any time before the Closing Date. For avoidance of doubt, seller shall not have any liability for employee benefits that have been or are incurred directly by the Partnership or are reflected or accrued on the Partnership’s financial statements on the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred, provided or received as follows: (i) life, accidental death and dismemberment, and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (ii) health, dental and/or prescription drugs benefits, upon provision of such services, materials or supplies, (iii) in the case of long-term disability benefits, the later of when the disability is determined to have occurred or when the employee ceases active employment as a result of the disability and (iv) in the case of workers’ compensation, when the event giving rise to such claim arises. As of Closing, Seller shall have satisfied in full all amounts then owing to the Prospective Employees under applicable Laws and Seller’s employee benefits plans and other employee benefit arrangements as a result of the transactions contemplated by this Agreement, other than such liabilities under the payroll and benefits items and arrangements set forth on Schedule 4.9(b). Buyer shall have no liability obligations with respect to the Meritor defined benefit pension plan with respect to the Prospective Employees or any other employees of the Seller or its Affiliates at any time. Prior to the Closing Date, Seller shall vest, or cause one of its Affiliates to vest, all amounts allocated to Section 401(k) accounts maintained for the benefit of the Prospective Employees under the Meritor, Inc. Savings Plan.

(c)                Required Documentation. In connection with the implementation of this Section 4.9, Seller and Buyer shall cooperate in the preparation and filing of all documentation required to be filed with the United States Internal Revenue Service, the United States Department of Labor or any other applicable Governmental Body.

4.10          Release. Seller Parent and Seller, for themselves and their successors and assigns, on the one hand, and Buyer Parent and Buyer, for themselves and their successors and assigns, WACS, for itself and its successors and assigns, and the Partnership, for itself and its successors and assigns, on the other hand (collectively, the “Releasors”), hereby (a) forever fully and irrevocably release and discharge the other Releasors, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, including with respect to the Partnership Agreement (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 4.10, “Released Claims” does not include, and the provisions of this Section 4.10 shall not release or otherwise diminish: (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements, (ii) the obligations of the Partnership and the Buyer Parent and Buyer and their Affiliates to the Seller and its Affiliates in respect of indemnification obligations to Seller and its Affiliates arising out of the sale or distribution of the Partnership’s products prior to the Closing Date, or pursuant to the terms of Article 9, Sections 9.1-9.4 of the Sales Representation and Marketing Agreement as in effect on the date hereof, (iii) the ordinary course of business receivables generated and payables incurred by the Partnership from the Parties.

4.11          Misdirected Items. If, within the six (6) month period immediately following either the Closing Date or the Option Closing Date, either Seller or Buyer receives any payment after the Closing with respect to an invoice sent by or on behalf of the other party or in satisfaction of the other party’s receivable or similar obligation, or receives any communication intended for the other party, then the receiving party will promptly remit such funds (or forward such communication) to the appropriate party. Nothing in this Section will impose any duty or obligation of any of the parties to collect any payments or amounts for the other party.

4.12          Compliance with WARN Act and Similar Statutes.

(a)                Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all losses which Buyer and its Affiliates may incur in connection with any action or claim of violation brought against Buyer or its Affiliates under the WARN Act relating to events that occurred prior to or on the Closing Date in relation to the Prospective Employees.

(b)               Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all losses which Seller may incur in connection with any action or claim of violation brought against Seller under the WARN Act to the extent related to actions taken by Buyer following the Closing Date with regard the Transferred Employees.

ARTICLE 5

CLOSING CONDITIONS

5.1                       Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a)                Representations and Warranties. All of the representations and warranties of the Seller contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing; provided, that those representations and warranties that are specifically made as of a particular calendar date earlier than the date of this Agreement shall be so true and correct as of such date.

(b)               Compliance with Covenants. All of the covenants to be complied with and performed by the Seller on or before the Closing Date will have been duly complied with and performed in all respects.

(c)                Absence of Litigation. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Body, nor will any claim or cause of action be pending before any court, Governmental Body or arbitrator, which, if successful, would enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document; provided, however, that this condition may not be invoked by Buyer if any such claim or cause of action was initiated by or at the direction of Buyer.

(d)               Pre-Closing Distribution. The Pre-Closing Distribution shall have been paid to Seller by the Partnership.

(e)                Closing Deliverables. On the Closing Date, the Seller will have delivered or caused to be delivered to Buyer the duly executed Closing deliverables, as specified in Section 6.1.

5.2              Conditions to the Seller’s Obligations. The obligations of the Seller to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(a)                Representations and Warranties. All of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing; provided, that those representations and warranties that are specifically made as of a particular calendar date prior to the date of this Agreement shall be so true and correct as of such date.

(b)               Compliance with Covenants. All of the covenants to be complied with or performed by Buyer on or before the Closing Date will have been duly complied with and performed in all respects.

(c)                Absence of Litigation. As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Body, nor will any claim or cause of action be pending before any court, Governmental Body or arbitrator, which, if successful, would enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document; provided, however, that this condition may not be invoked by Seller if any such claim or cause of action was initiated by or at the direction of Seller.

(d)               Closing Deliverables. On the Closing Date, Buyer will have delivered or caused to be delivered to Seller or other applicable third parties, duly executed Closing deliverables, as specified in Section 6.2.

ARTICLE 6

CLOSING DELIVERIES

6.1              Closing Deliveries of Seller. At or prior to the Closing, Seller shall, or shall cause one of more of its Affiliates to, deliver to Buyer:

(a)                An assignment of the Partnership Interest;

(b)               A counterpart signature page to the Distribution Agreement signed by Seller;

(c)                A counterpart signature page to the Termination Agreement and the exhibit thereto, signed by the appropriate counterparty;

(d)               A counterpart signature page to the Transition Services Agreement signed by Seller;

(e)                An affidavit of non-foreign status, certified by Seller under penalties of perjury, meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(f)                Assignment of the Mexican Subsidiary Shares to WACS;

(g)               A certificate, executed by a duly authorized officer of Seller certifying that each of the conditions set forth in Section 5.1(a) through (c) have been satisfied; and

(h)               All other instruments and documents required by this Agreement to be delivered by Seller to Buyer or to the Partnership, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to Buyer.

6.2              Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall, or shall cause one of more of its Affiliates to, deliver to Seller:

(a)                The Purchase Price, pursuant to Section 1.4;

(b)               Counterpart signature pages to the Termination Agreement and the exhibit thereto, signed by the Buyer and WACS;

(c)                A certificate, executed by a duly authorized officer of Buyer certifying that each of the conditions set forth in Section 5.2(a) through (c) have been satisfied; and

(d)               All other instruments and documents required by this Agreement to be delivered by Buyer to the Partnership or Seller, and such other instruments and documents which Seller or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to Seller.

6.3              Closing Deliveries of Partnership. At or prior to the Closing, Partnership shall, or shall cause one of more of its Affiliates to, deliver to Seller:

(a)                A counterpart signature page to the Termination Agreement, signed by the Partnership;

(b)               A counterpart signature page to the Distribution Agreement signed by Partnership;

(c)                A counterpart signature page to the Transition Services Agreement signed by Partnership;

(d)               All other instruments and documents required by this Agreement to be delivered by Partnership to Seller, and such other instruments and documents which Seller or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to Seller and Buyer.

ARTICLE 7

TERMINATION

7.1              Termination. This Agreement may be terminated at any time prior to the Closing Date only as follows:

(a)                by mutual written agreement of Seller and Buyer; and

(b)               by either Buyer on the one hand or Seller on the other hand, if an order, statute, law, ordinance, regulation, decree, ruling, judgment, injunction or other action has been entered by any Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable.

7.2                 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, all further obligations under this Agreement will terminate and no Party hereto will have any liability in respect of the termination of this Agreement; provided, however, that (a) the confidentiality obligations of Buyer and Seller described in Section 4.3 will survive any such termination and (b) no such termination will relieve any Party from liability for fraud or for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of fraud or such breach, the Parties hereto will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement.

ARTICLE 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1                 Indemnification by Seller. Subject to the terms and conditions of this Article 8, Seller will indemnify, defend and hold harmless Buyer, the Partnership, each of their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made in Section 2.1 or (b) any breach of any covenant or agreement of Seller or its Affiliates in this Agreement.

8.2                 Indemnification by Buyer. Subject to the terms and conditions of this Article 8, Buyer will indemnify, defend and hold harmless Seller, its respective Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in Section 2.2, (b) any breach of any covenant or agreement of Buyer or the Partnership or any of their Affiliates in this Agreement, or (c) the sale or distribution of any of the Partnership’s products prior to the Closing Date which indemnification shall be to the same extent WACS and the Partnership are obligated to so indemnify the Seller Indemnitees in accordance with the terms of the Partnership Agreement in effect as of the date hereof.

8.3                 Survival and Time Limitations. The representations and warranties in Sections 2.1(a), (b), (c), and (d) and Sections 2.2(a), (b), (c), (d), and (e) will survive the Closing indefinitely. All other representations, warranties will survive for a period of two (2) years following the Closing Date. All covenants will survive (a) for the period of performance set forth in this Agreement for such covenant, or (b) if no such period of performance is provided, indefinitely following the Closing Date. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. For the avoidance of doubt, any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation.

8.4              Third-Party Claims.

(a)                If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 8 (except to the extent such failure materially prejudices the defense of such proceeding).

(b)               Upon receipt of the notice described in Section 8.4(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Business Days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. The Indemnified Party shall have a duty to cooperate, when requested, in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 8.4(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c)                In the event that any of the conditions under Section 8.4(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 8.

(d)               Except in circumstances described in Section 8.4(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

8.5              Other Indemnification Matters.

(a)                All indemnification payments under this Article 8 will be deemed adjustments to the Purchase Price. Seller agrees that (a) Seller will not make any claim for indemnification against Buyer Indemnitees by virtue of the fact that any of Seller or Seller’s equityholders, directors, managers, partners, officers, employees, representatives or other Affiliates was an equityholder, partner, trustee, director, manager, officer, employee or agent of the Partnership or any of its Subsidiaries or was serving as an equityholder, partner, trustee, director, manager, officer, employee or agent of any Person, regardless of the nature of the Adverse Consequences claimed, with respect to any Proceeding brought by any Buyer Indemnitee against Seller or any claim of any Buyer Indemnitee against Seller in connection with this Agreement or the transactions contemplated hereby, and (b) Seller has no claims or rights to contribution or indemnity from the Partnership or any of its Subsidiaries with respect to any amounts paid by Seller pursuant to this Article 8.

(b)               The Parties expressly acknowledge and agree that there shall be no indemnification by an Indemnifying Party for any punitive, exemplary, treble, consequential, incidental, special or indirect damages, except, in each case, to the extent paid or payable to a claimant in respect of a Third-Party Claim.

ARTICLE 9

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

9.1              Tax Indemnification. In addition to the indemnification provisions of Article 8, unless such Taxes are reflected or accrued on the Partnership’s financial statements on the Closing Date, Seller shall be liable for, and shall indemnify and hold Buyer Indemnitees harmless from, any Adverse Consequences that any Buyer Indemnitee may suffer or incur resulting from, arising out of, or relating to (a) all Taxes of Seller and (b)(i) 50% of any Taxes imposed on or incurred by the Partnership and its Subsidiaries with respect to all Tax periods ending on or prior to the day immediately preceding the Closing Date, and (ii) for any Tax period that begins before the Closing Date and ends after the Closing Date, 50% of any Taxes of the Partnership that relate to the portion of such Tax period ending on the day immediately preceding the Closing Date, except to the extent any such Tax is discharged by the Partnership on or before the Closing Date.

9.2              Tax Periods Ending Before the Closing Date. Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Partnership and its Subsidiaries for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer will provide Seller with copies of any such Tax Returns for Seller’s reasonable review and comment, (a) at least thirty (30) Business Days prior to the due date hereof (giving effect to any extensions thereto) in the case of income Tax Returns and (b) as soon as practicable in the case of all other Tax Returns.

9.3              Tax Periods Beginning Before and Ending After the Closing Date. Buyer will timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns for the Partnership and its Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period Returns”). Buyer will provide Seller with copies of any Straddle Period Returns (a) at least thirty (30) Business Days prior to the due date thereof (giving effect to any extensions thereto) in the case of income Tax Returns and (b) as soon as practicable in the case of all other Tax Returns, accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the day immediately preceding the Closing Date (the “Pre-Closing Taxes”) and the amount of any refunds of Taxes, if any, that relate to the portion of such Tax period ending on the day immediately preceding the Closing Date (the “Pre-Closing Tax Refunds”). If Seller agrees with the Straddle Period Returns and Straddle Statement, Seller shall pay to Buyer (or, in the case of any Pre-Closing Tax Refunds, Buyer shall pay to Seller), not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Straddle Period Returns, an amount equal to 50% of the Pre-Closing Taxes as shown on the Straddle Statement except to the extent the Taxes are reflected or accrued on the Partnership’s financial statements on the Closing Date and an amount equal to 50% of the Pre-Closing Tax Refunds as shown on the Straddle Statement except to the extent the Pre-Closing Tax Refunds are reflected or accrued on the Partnership’s financial statements on the Closing Date. If Seller (a) notifies Buyer that it disputes the manner of preparation of the Straddle Period Returns or the Pre-Closing Taxes calculated in the Straddle Statement and (b) provides Buyer with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Period Returns and Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within five (5) Business Days following Seller’s notification of Buyer of such disagreement. If Buyer and Seller are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants will resolve the disagreement as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by Seller and half by Buyer. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the day immediately preceding the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the day immediately preceding the Closing Date (i.e., the Pre-Closing Taxes) will be deemed to equal the amount that would be payable if the relevant Tax period ended on the day immediately preceding the Closing Date.

9.4              Cooperation on Tax Matters. Buyer and Seller will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article 9 and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller will retain all books and records with respect to Tax matters pertinent to the Partnership and its Subsidiaries relating to any Tax period beginning before the Closing Date until thirty (30) Business Days after the expiration of the statute or period of limitations of the respective Tax periods.

9.5              Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, interest, and reasonable expenses attributable thereto) incurred in connection with this Agreement or the transactions contemplated hereby will be paid 50% by Seller and 50% by Buyer, when due, and Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation.

9.6              Tax Treatment; Purchase Price Allocation. For federal income Tax purposes (and, where applicable, state and local income Tax purposes), Buyer, Seller and the Partnership agree to treat the Pre-Closing Distribution to Seller as a distribution from the Partnership to Seller pursuant to Code Section 731. For federal income Tax purposes (and, where applicable, state and local income Tax purposes), Buyer and Seller agree to treat the purchase of the Partnership Interest contemplated by this Agreement as an acquisition of assets in the manner described in Situation 1 of Revenue Ruling 99-6, 1999-1 C.B. 423, provided, however, if within sixty (60) Business Days following the Closing Date, Buyer notifies Seller that Buyer will elect to treat itself as an association taxable as a corporation for federal income Tax purposes effective on a date that precedes the Closing Date, then (i) Buyer and Seller shall treat the purchase of the Partnership Interest contemplated by this Agreement as a transfer of an interest in a partnership by sale or exchange as described in Code Section 743(b); (ii) the Partnership shall make or otherwise have in effect an election pursuant to Code Section 754 for its taxable year that includes the Closing Date; and (iii) Buyer and Seller agree that the purchase of the Partnership Interest shall not terminate the Partnership for federal income Tax purposes pursuant to Code Section 708(b)(1)(A) or Code Section 708(b)(1)(B). The Purchase Price, as increased by the applicable liabilities of the Partnership and other relevant items, shall be allocated for income Tax purposes among the Mexican Subsidiary Shares and the assets of the Partnership in accordance with the methodology set forth on Exhibit B. Buyer and Seller shall follow and use such allocation in the preparation of all Tax Returns or similar reports filed by them with any Tax Authority, including any disclosures required to be made to the United States Internal Revenue Service by the parties under the provisions of Section 1060 of the Code or any Treasury Regulations promulgated thereunder.

9.7              Tax Elections. Buyer will not make any election under Code Section 338 or Code Section 336 (or any similar provisions under state, local, or foreign Law) with respect to the acquisition of the Partnership Interest pursuant to this Agreement.

9.8              Amended Tax Returns. Unless otherwise required by applicable Law, Buyer will not cause or permit the Partnership to (a) file or amend or otherwise modify any Tax Return that relates in whole or in part to any Tax period that ends before the Closing Date, (b) make or change any election for, or that has any retroactive effect to, any Tax period that ends before the Closing Date, (c) voluntarily approach any Tax Authority with respect to any Tax period that ends before the Closing Date or any Taxes attributable to any such period, or (d) extend or waive the statute of limitations with respect to any Tax period that ends before the Closing Date, in each case without the prior written consent of Seller, which consent shall not be unreasonably withheld.

ARTICLE 10

OPTIONS TO TERMINATE THE DISTRIBUTION AGREEMENT

10.1          Grant of Seller Options.  In accordance with the terms and upon the conditions of this Agreement and the Distribution Agreement, and in consideration for the Buyer Options being granted herein to Buyer by Seller, Buyer hereby grants to Seller:

(a)                an option to terminate the Distribution Agreement at the exercise price set forth in Section 10.4(a) below (“Fixed Price Option”);

(b)               an option to terminate the Distribution Agreement at the exercise price set forth in Section 10.4(b) below in the event of a WABCO Change in Control (“WABCO Change in Control Option”); and

(c)                an option to terminate the Distribution Agreement at the exercise price set forth in Section 10.4(b), below (“Floating Price Option” and, together with the Fixed Price Option and the WABCO Change in Control Option, the “Seller Options”).

10.2          Grant of Buyer Options.  In accordance with the terms and conditions of this Agreement and the Distribution Agreement, and in consideration for the Seller Options being granted herein to Seller by Buyer, Seller hereby grants to Buyer:

(a)                an option to terminate the Distribution Agreement at the exercise price set forth in Section 10.4(b), below (the “Call Option”); and

(b)               an option to terminate the Distribution Agreement at the exercise price set forth in Section 10.4(b) below in the event of a Meritor Change in Control (the “Meritor Change in Control Option,” and, together with the Call Option, the “Buyer Options,” and, together with the Floating Price Option and the WABCO Change in Control Option, the “Variable Price Options”).

10.3          Exercise of Options.

(a)                Seller may exercise the Fixed Price Option at any time during the period between and including the seven (7) month anniversary of the Closing Date and the thirty-five (35) month anniversary of the Closing Date by delivering a Notice of Exercise to Buyer.

(b)               If following execution of this Agreement, there is a WABCO Change in Control, then Seller may exercise the WABCO Change in Control Option at any time during the period between and including the seven (7) month anniversary of the Closing Date and the thirty-five (35) month anniversary of the Closing Date by delivering a Notice of Exercise to Buyer.

(c)                Seller may exercise the Floating Price Option at any time during the period between and including the thirty-six (36) month anniversary of the Closing Date and the forty-two (42) month anniversary of the Closing Date by delivering a Notice of Exercise to Buyer.

(d)               Buyer may exercise the Call Option at any time during the period between and including the thirty-six (36) month anniversary of the Closing Date and the forty-two (42) month anniversary of the Closing Date by delivering a Notice of Exercise to Seller.

(e)                If following execution of this Agreement, there is a Meritor Change in Control, then Buyer may exercise the Meritor Change in Control Option at any time during the period between and including the seven (7) month anniversary of the Closing Date and the thirty-five (35) month anniversary of the Closing Date by delivering a Notice of Exercise to Seller.

The date that either Party delivers a Notice of Exercise to the other Party shall be the “Exercise Date.”

10.4          Exercise Price.  The exercise price (“Exercise Price”) for the optional termination of the Distribution Agreement shall be:

(a)                $225,000,000 for the Fixed Price Option; or

(b)               For the Variable Price Options:

(i)                 $265,000,000, if the Average Annual Material Margin is equal to or greater than the Benchmark Material Margin; or

(ii)       $265,000,000 less $650,000 for every $100,000 by which the Average Annual Material Margin is less than the Benchmark Material Margin; provided however, in no event shall the Exercise Price be less than $225,000,000.

10.5          Notice Period. The Parties agree that the closing of the exercise of any option transaction contemplated by this Agreement (the “Option Closing”) shall not occur until the expiration of the applicable Notice Period.

10.6          Customer Transition During the Notice Period. Within thirty (30) days following the Exercise Date, Seller shall provide the Partnership with information needed by the Partnership to continue the sale or promotion of the Distribution Products (as defined in the Distribution Agreement) after the Option Closing Date, including, but not limited to, for each customer who purchased Distribution Products during the twelve (12) month period prior to the Exercise Date, (a) the information required by Exhibit D pursuant to the terms therein; (b) copies of purchase orders or contract terms for such customers; (c) copies of any long-term contracts relating exclusively to the sale of Distribution Products to which such customers are a party; and (d) redacted copies of any long-term contracts relating non-exclusively to the sale of Distribution Products to which such customers are a party.

10.7          Inventory.

(a)                Seller shall have the right, but not the obligation, to sell Inventory to the Partnership or its Affiliates in connection with the exercise of any option contemplated by this Agreement, at the Option Closing, pursuant to the terms hereof.

(b)               Within thirty (30) days following the Exercise Date, Seller shall provide the Partnership or its Affiliates with information regarding the Inventory it anticipates that it will require Buyer to Purchase on the Option Closing Date, including Seller’s current levels of such Inventory, the anticipated Inventory Price, and Seller’s strategy in retaining any inventory purchased from the Partnership or its Affiliates following the Option Closing Date.

(c)                No later than fifteen (15) Business Days prior to the Option Closing Date, Seller shall provide the Partnership or its Affiliates with a final list of any Inventory that Seller requires Buyer to purchase on the Option Closing Date, including the Inventory Price (with reasonable documentation supporting Seller’s calculation thereof). Seller shall provide the Partnership or its Affiliates with the reasonable opportunity to physically inspect that Inventory no later than five (5) Business Days prior to the Option Closing Date. For the avoidance of doubt, Seller is not prohibited from selling any inventory purchased from the Partnership or its Affiliates not sold to the Partnership or its Affiliates pursuant to this Section 10.7 to customers in the Territory prior to and following the Option Closing Date.

10.8          Closing of Option Exercise.

(a)                The Option Closing shall take place upon the expiration of the applicable Notice Period.  All transactions contemplated herein to occur on and as of the Option Closing shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. New York City time on such date (the “Option Closing Date”).

(b)               The Exercise Price for the Fixed Price Option shall be paid to Seller by wire transfer of immediately available funds to an account designated by the Seller in writing no later than two (2) Business Days prior to the Option Closing Date.

(c)                In the event of a Variable Price Option, Seller shall deliver to Buyer, at least five (5) Business Days prior to the Option Closing Date (i) a certificate signed by an authorized officer of Seller setting forth Seller’s best estimate of the Average Annual Material Margin and the resulting Exercise Price (the “Estimated Exercise Price”) and (ii) all records and work papers necessary for Ernst & Young LLP (“EY”), or Buyer’s designated auditor at the time, on behalf of Buyer and subject to “clean team” confidentiality procedures to be agreed between the Parties, to verify the Average Annual Material Margin and Exercise Price set forth in such certificate.

(d)               At the Option Closing:

(i)                 Buyer shall pay the Exercise Price or Estimated Exercise Price, as applicable, and the Inventory Price to Seller by wire transfer of immediately available funds to a bank account designated by Seller in writing (such designation to be made at least two (2) Business Days prior to the Option Closing Date);

(ii)               Seller shall deliver the Inventory to Buyer, free and clear of all Liens; and in substantially the condition received from Buyer, ordinary wear and tear excepted; and

(iii)             Seller shall comply with its obligations to transition and assign any contracts to the extent and as provided in the Distribution Agreement.

10.9          Determination of Exercise Price for Variable Price Options.

(a)                Within thirty (30) Business Days after the Option Closing Date, Seller shall prepare and deliver to Buyer through EY, a statement setting forth Buyer’s calculation of Average Annual Material Margin (the “Average Annual Material Margin Statement”). All calculations of the Average Annual Material Margin are subject to the “clean team” confidentiality procedures as agreed between the Parties pursuant to Section 10.8(c).

(b)               If Buyer, through EY, has any objections to the Average Annual Material Margin Statement prepared by Seller, then Buyer, through EY, will deliver a detailed written statement (the “Objections Statement”) describing (a) which items on the Objections Statement have not been prepared in accordance with this Agreement, (b) the basis for Buyer’s disagreement with the calculation of such items and (c) Buyer’s proposed dollar amount for each item in dispute, to Seller within fifteen (15) Business Days after delivery of the Average Annual Material Margin Statement.  If Buyer, through EY, fails to deliver an Objections Statement within such fifteen (15) Business Day period, then the Average Annual Material Margin Statement shall become final and binding on all Parties.  Buyer shall be deemed to have agreed with all amounts and items contained or reflected in the Average Annual Material Margin Statement to the extent such amounts or items are not disputed in the Objections Statement.  If Buyer, through EY, delivers an Objections Statement within such fifteen (15) Business Day period, then Buyer, through EY, and Seller will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within fifteen (15) Business Days after Buyer, through EY, has submitted any Objections Statements, any remaining matters which are in dispute will be resolved by the Accountants.

(c)                The Accountants will prepare and deliver a written report to Seller and EY on behalf of Buyer, and will submit a proposed resolution of such unresolved disputes promptly, but in any event within fifteen (15) Business Days after the dispute is submitted to the Accountants.  The Accountants shall act as an expert, not as an arbitrator, in resolving the unresolved disputes, and the proceeding before the Accountants shall be an expert determination under the Law governing expert determination and appraisal proceedings.  The Accountants’ determinations shall be based solely on the submissions by the Parties (and not by independent review), this Agreement and the applicable defined terms set forth in this Agreement. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties and not subject to review by a court or other tribunal; provided, however, that no such determination shall be any more favorable to Seller than is set forth in the Average Annual Material Margin Statement or any more favorable to Buyer than is proposed in the Objections Statement.  The costs, expenses and fees of the Accountants shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.

(d)               The final Average Annual Material Margin Statement, however determined pursuant to this Section 10.9, will produce the Exercise Price. Within five (5) Business Days after the Exercise Price becomes final and binding in accordance with this Section 10.9:

(i)                 if the Exercise Price exceeds the Estimated Exercise Price, then such excess shall be paid by Buyer to Seller by wire transfer of immediately available funds to an account designated by such other Party in writing.

(ii)               if the Estimated Exercise Price exceeds the Exercise Price, then such excess shall be paid by Seller to Buyer by wire transfer of immediately available funds to an account designated by Buyer in writing.

10.10      Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by Section 10.8, including, in the case of Seller, executing and delivering to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose.

DEFINITIONS

“Accountants” means PricewaterhouseCoopers LLP.

“Acquisition Proposal” has the meaning set forth in Section 3.3 above.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest and penalties and, solely in connection with Third-Party Claims, reasonable attorneys’ fees and expenses).

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, whether through the ownership of voting securities, by contract or otherwise.

“Aftermarket” means the distribution channel for selling medium and heavy duty truck, bus and trailer replacement products (a) to OE customers not for serial production of trucks, buses and trailers but for resale to their dealers as service parts, and (b) to independent aftermarket wholesalers and national retail accounts as service parts.

“Aftermarket Distribution Process” means the services provided by Seller under the terms of the Distribution Agreement.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.

“Average Annual Material Margin” shall mean one-half of the Material Margin for the trailing twenty-four (24) month period ending on the Option Closing Date.

“Average Annual Material Margin Statement” has the meaning set forth in Section 10.9(a) above.

“Benchmark Material Margin” shall refer to an annual Material Margin of $39,600,000.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“Buyer Confidential Information” means any information of Buyer and its Affiliates which has been disclosed to Seller or any of its Affiliates during the negotiations of this Agreement and the transactions contemplated herein.

“Buyer Indemnitee” has the meaning set forth in Section 8.1 above.

“Buyer Options” has the meaning set forth in Section 10.2(b) above.

“Buyer Parent” has the meaning set forth in the preface above.

“Call Option” has the meaning set forth in Section 10.2(a) above.

“Closing” has the meaning set forth in Section 1.5 above.

“Closing Date” has the meaning set forth in Section 1.5 above.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state laws.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Designated Courts” has the meaning set forth in Section 11.18 below.

“Distribution Agreement” has the meaning set forth in the recitals above.

“Employee List” has the meaning set forth in Section 4.9(a)(i) above.

“Estimated Exercise Price” has the meaning set forth in Section 10.8(c) above.

“Exercise Date” has the meaning set forth in Section 10.3 above.

“Exercise Price” has the meaning set forth in Section 10.4 above.

“EY” has the meaning set forth in Section 10.8(c) above.

“Fixed Price Option” has the meaning set forth in Section 10.1(a) above.

“Floating Price Option” has the meaning set forth in Section 10.1(c) above.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hire Date” has the meaning set forth in Section 4.9(a)(ii) above.

“Hiring Requirements” has the meaning set forth in Section 4.9(a)(i) above.

“Indemnified Party” has the meaning set forth in Section 8.4(a) above.

“Indemnifying Party” has the meaning set forth in Section 8.4(a) above.

“Intellectual Property” means registered or unregistered intellectual property and know-how.

“Inventory” means (a) any products purchased by Seller from either the Partnership or any Affiliate of the Partnership pursuant to the Distribution Agreement during the twelve (12) months prior to the Option Closing Date, or with respect to any products purchased more than twelve (12) months prior to the Option Closing Date, no more than $2,000,000 of such product in aggregate Inventory Price, and (b) as of the Option Closing Date, physically located at Seller’s facility in Florence, Kentucky.

“Inventory Price” means the aggregate cost to Seller of the Inventory as of the Option Closing Date, calculated on the basis of (a) the highest acquisition cost paid by Seller for such Inventory during the twelve (12) month period prior to the Option Closing Date for any product that have been transacted in any quantity in that twelve (12) month period (excluding any pricing resulting from invoice errors or exceptional circumstances, as reasonably agreed between Seller and Buyer), or last price paid for any product that have not been transacted in any quantity in the last twelve (12) months prior to the Option Closing Date, (b) the freight costs associated with Seller’s initial purchase of such Inventory from the Partnership, and (c) packaging cost and cost of Kitting, if any. Any purchase by Buyer of the Inventory will be FOB Seller’s facility in Florence, Kentucky.

“Kitting” means the process in which individually separate but related products are grouped, packaged and supplied together as a single unit.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Marks” has the meaning set forth in Section 4.8(a) above.

“Material Margin” shall mean, for any period of determination, (a) the sum of all revenue from sales of Distribution Products (as defined in the Distribution Agreement) invoiced during such period less (b) the sum of the Acquisition Costs (as defined in the Distribution Agreement) for such Distribution Products sold during such period by Seller. The calculation of Material Margin for any period shall be subject to adjustment pursuant to Section 5.5 of the Distribution Agreement.

“Meritor Change in Control” shall mean (a) the public announcement of a merger or consolidation of Seller Parent in which the stockholders of Seller Parent immediately prior to such transaction would own, in the aggregate, 50% or less of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity; (b) the sale by Seller Parent, directly or indirectly, of all or substantially all of its assets in one transaction or in a series of related transactions; or (c) the sale by Seller Parent, directly or indirectly, of all or a majority of Seller’s equity interests, or (d) the sale by Seller of all or substantially all of Seller’s assets in one transaction or in a series of related transactions.

“Meritor Change in Control Option” has the meaning set forth in Section 10.2(b) above.

“Mexican Subsidiary Shares” has the meaning set forth in the recitals above.

“Mutual Non-Disclosure Agreement” means that Mutual Non-Disclosure Agreement between Meritor Inc. and its affiliates and WABCO Holdings Inc. and its affiliates, dated August 29, 2016, as amended.

“Non-Solicit Period” means (a) with respect to solicitations by Seller and its Affiliates, a period of two (2) years after the Closing Date, and (b) with respect to solicitations by Buyer, the Partnership and their Affiliates, a period that is the greater of two (2) years after (i) the date any employee of Seller and its Affiliates completes service to the Partnership pursuant to the Transition Services Agreement or the Distribution Agreement and (ii) the Closing for any other employee of Seller and its Affiliates.

“Notice of Exercise” means that written notice provided by either Seller or Buyer that it wishes to exercise an option to terminate the Distribution Agreement pursuant to the options granted herein, including the terms and conditions of this Agreement.

“Notice Period” means, unless as mutually agreed between the Parties, (a) with respect to the exercise by Seller of its Fixed Price Option or WABCO Change in Control Option, or with respect to the exercise by Buyer of its Meritor Change in Control Option, a period of six (6) months from the date of the Exercise Date, and (b) with respect to the exercise by Seller of its Floating Price Option, or with respect to the exercise by Buyer of its Call Option, a period of three (3) months from the Exercise Date.

“Objections Statement” has the meaning set forth in Section 10.9(b) above.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Option Closing” has the meaning set forth in Section 10.5 above.

“Option Closing Date” has the meaning set forth in Section 10.8(a).

“Ordinary Course of Business” has the meaning set forth in Section 3.2.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Parties” has the meaning set forth in the preface above.

“Partnership” has the meaning set forth in the preface above.

“Partnership Agreement” has the meaning set forth in the recitals above.

“Partnership Buyout” has the meaning set forth in the recitals above.

“Partnership Confidential Information” means any information disclosed prior to the date of this Agreement by Partnership or its Affiliates to Seller either directly or indirectly that by its nature a reasonable person would consider to be confidential based upon the situation and context of the disclosure, that relates to: (a) any and all ideas, information, concepts, know-how, techniques, processes, methods, inventions, prototypes, circuitry layouts, products, works of authorship, discoveries, developments, innovations and improvements and all related patent rights, trade secret rights, copyright rights, and other intellectual property rights, registrations, applications, continuations, continuations-in-part, divisionals, reexaminations, reissues and foreign counterparts thereon, whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical or other form, in all stages of research and development, now existing and developed or created by Partnership or its Affiliates, that are reasonably related to the Distribution Products (as defined in the Distribution Agreement); or (b) any and all (i) internal business procedures and business plans of Partnership and its Affiliates, including, but not limited to, distribution, resale, and licensing information and techniques, processes and equipment, technical and engineering data, vendor names and information, and (ii) marketing information and materials of Partnership and its Affiliates, such as marketing and development plans, forecasts and assumptions, financial data, price lists, policies and procedures, in each case whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical or other form, in all stages of research and development, developed or created prior to the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, “Partnership Confidential Information” shall not include any information that (a) was publicly known and available in the public domain prior to the time of disclosure to Seller by Partnership or its Affiliates, (b) becomes publicly known and available in the public domain after disclosure to Seller by Partnership or its Affiliates through no action of Seller, (c) was lawfully in the possession of Seller at the time of disclosure by Partnership or its Affiliates excluding information which was confidential information under the terms of prior confidentiality undertakings or was provided under a fiduciary capacity through its partnership interest in the Partnership prior to the date hereof, (d) is independently developed by Seller before or after the date hereof without use of or reference to Partnership’s Confidential Information, (e) was or is received by Seller from a third party who is not bound by duty of confidentiality to Partnership or its Affiliates or (f) is agreed to be non-confidential by Partnership or its Affiliates.

“Partnership Interest” has the meaning set forth in the recitals above.

“Partnership Securities” has the meaning set forth in the recitals above.

“Partnership’s Knowledge” shall mean the actual knowledge as of the Closing Date of Matthew J. Stevenson.

“Party” has the meaning set forth in the preface above.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Distribution” shall mean a non-pro rata distribution of $8,000,000 to Seller from the Partnership.

“Pre-Closing Tax Refunds” has the meaning set forth in Section 9.3 above.

“Pre-Closing Taxes” has the meaning set forth in Section 9.3 above.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Prospective Employees” shall mean the individuals identified on the Employee List.

“Purchase Price” has the meaning set forth in Section 1.3 above.

“Released Claims” has the meaning set forth in Section 4.10 above.

“Released Parties” has the meaning set forth in Section 4.10 above.

“Releasors” has the meaning set forth in Section 4.10 above.

“Restricted Period” means the period from the Closing Date through the third anniversary thereof.

“Restricted Products” shall mean the products set forth and defined on Exhibit A hereto for medium- and heavy-duty trucks, buses, and trailers.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller” has the meaning set forth in the preface above.

“Seller Confidential Information” means any information of Seller and its Affiliates which has been disclosed to Buyer and any of its Affiliates during the negotiations of this Agreement and the transaction contemplated herein.

“Seller Indemnitees” has the meaning set forth in Section 8.2 above.

“Seller Options” has the meaning set forth in Section 10.1(c) above.

“Seller Parent” has the meaning set forth in the preface above.

“Seller’s Knowledge” or “Knowledge of Seller” shall mean the actual knowledge as of the Closing Date of Kevin Nowlan, Chris Villavarayan, Robert Speed, Mark Schaitkin or April Miller Boise.

“Straddle Period Returns” has the meaning set forth in Section 9.3 above.

“Straddle Statement” has the meaning set forth in Section 9.3 above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum taxes, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Agreement” means that certain agreement between Buyer and Seller attached hereto as Exhibit C, pursuant to which (a) each of the RIC Support Agreements (as defined in Partnership Agreement) will be terminated as of the Closing Date without any further obligations on the part of any party thereto, except as set forth herein, and (b) the Partnership Agreement will be amended and restated as of the Closing Date.

“Territory” means Canada, The United States of America, and the United Mexican States.

“Third-Party Claim” has the meaning set forth in Section 8.4(a) above.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

“Transferred Employees” has the meaning set forth in Section 4.9(a)(ii) above.

“Transition Services Agreement” has the meaning set forth in the recitals above.

“Valuation Firm” means KPMG US LLP (or an affiliate thereof) or another internationally recognized valuation firm selected by Buyer.

“Variable Price Options” has the meaning set forth in Section 10.2(b) above.

“WABCO Change in Control” shall mean (a) the public announcement of a merger or consolidation of Buyer Parent in which the stockholders of Buyer Parent immediately prior to such transaction would own, in the aggregate, 50% or less of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity; (b) the sale by Buyer Parent, directly or indirectly, of all or substantially all of its assets in one transaction or in a series of related transactions; (c) the sale by Buyer Parent, directly or indirectly, of all or substantially all of Buyer’s business, equity interests, or assets in one transaction or in a series of related transactions; or (d) a transaction or series of transactions as a result of which the Partnership ceases to be wholly-owned, directly or indirectly, by Buyer Parent.

“WABCO Change in Control Option” has the meaning set forth in Section 10.1(b) above.

“WACS” has the meaning set forth in the preface above.

“WARN Act” means the Worker Adjustment and Retraining Act of 1988, as amended, or any similar state or local Laws.

ARTICLE 11

MISCELLANEOUS

11.1          Press Releases and Public Announcements. None of Seller, Buyer, Partnership, nor any of their respective Affiliates shall issue any initial press releases or make any initial public announcements relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure and to provide, if reasonably practicable, the opportunity to review and comment thereon). The Parties will use their reasonable best efforts to ensure that their respective subsequent press releases and public announcements, to the extent the same relate to or reference this Agreement or the transactions contemplated hereby, will be consistent in substance with the approved initial releases and announcements.

11.2          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3          Entire Agreement. This Agreement, including the documents referred to herein, including the Distribution Agreement, the Transition Services Agreement, and that certain Side Letter executed between the Parties of even date herewith, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.4          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer or Seller may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer or Seller, as the case may be, nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Partnership, Seller or any of their respective Subsidiaries or Affiliates or (c) assign its rights under this Agreement to any Person that acquires the Partnership or any of its assets. Promptly following any such assignment, any successor to any Party hereto pursuant to clauses (a) or (c) of this Section 11.4 shall assume in writing the obligations of its predecessor under this Agreement, the Distribution Agreement, and the Transition Services Agreement and shall provide a copy of such written assumption to the other Parties hereto.

11.5          Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or pdf), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.6          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7          Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication shall be deemed given (a) when delivered personally to the recipient, (b) upon receipt when sent by reputable national or international courier service requiring signature upon receipt, or (c) upon receipt when sent by certified or registered mail, return receipt requested and postage prepaid.  Addresses for such notices are set forth below:

If to Seller:	Meritor, Inc. 2135 W Maple Rd Troy, MI 48084
Attn: April Miller Boise, Senior Vice President and General Counsel

Copy to:	Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, OH 44114 Attn: Michele L. Connell, Esq.
If to Buyer:	WABCO Holdings, Inc. Chaussee de la Hulpe 166 1170 Brussels, Belgium Attn: Lisa Brown, Chief Legal Officer
Copy to:	WABCO North America LLC 2770 Research Drive Rochester Hills, MI 48309 Attn: Legal Department McDermott Will & Emery LLP 444 West Lake Street Chicago, Illinois 60606 Attn: Neal J. White, PC

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8          Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.9          Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10      Injunctive Relief. Seller and Buyer hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, without limiting the generality of the foregoing, the character, periods and geographical area and the scope of the restrictions on Seller’s activities in Section 4.4 are fair and reasonably required for the protection of Buyer and its Affiliates. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer or Seller, as the case may be, shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including without limitation a breach of Section 4.4), and enforcing specifically the terms and provisions. Seller hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

11.11      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12      Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that all such expenses incurred by the Partnership and its Subsidiaries in connection with this Agreement shall be paid by Buyer.

11.13      Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall generally mean including without limitation unless in a particular instance the language explicitly indicates otherwise.

11.14      Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15      Representations and Warranties. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.16      Guaranty. Buyer Parent hereby irrevocably, unconditionally and absolutely guarantees any and all of the obligations of each of Buyer, its Affiliates and the Partnership under this Agreement and the Distribution Agreement. Seller Parent hereby irrevocably, unconditionally and absolutely guarantees any and all of the obligations of Seller and its Affiliates under Section 4.10 of this Agreement.

11.17      Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

11.18      Exclusive Venue. EXCEPT WITH REGARD TO SECTION 9.10, THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 11.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER: MERITOR HEAVY VEHICLE SYSTEMS, LLC
By:	/s/ Carl D. Anderson, II
Name:	Carl D. Anderson, II
Title:	Vice President and Treasurer

BUYER: WABCO VEHICLE CONTROL SYSTEMS LLC WABCO AUTOMOTIVE CONTROL SYSTEMS INC., as Sole Member
By:	/s/ Lisa J. Brown
Name:	Lisa J. Brown
Title:	Chief Legal Officer and Secretary

THE PARTNERSHIP: MERITOR WABCO VEHICLE CONTROL SYSTEMS
By:	/s/ Jon R. Morrison
Name:	Jon R. Morrison
Title:	Authorized Signatory

WACS (solely for the purposes of Section 4.10): WABCO AUTOMOTIVE CONTROL SYSTEMS INC.
By:	/s/ Lisa J. Brown
Name:	Lisa J. Brown
Title:	Chief Legal Officer and Secretary

BUYER PARENT (solely for the purposes of Sections 4.10 and 11.16): WABCO HOLDINGS INC.
By:	/s/ Lisa J. Brown
Name:	Lisa J. Brown
Title:	Chief Legal Officer and Secretary

SELLER PARENT (solely for the purposes of Sections 4.10 and 11.16): MERITOR, INC.
By:	/s/ Jeffery A. Craig
Name:	Jeffery A. Craig
Title:	CEO and President